UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2021

TANGER FACTORY OUTLET CENTERS, INC.
_________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-11986	56-1815473
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3200 Northline Avenue, Suite 360, Greensboro, NC 27408
(Address of principal executive offices)
(336) 292-3010
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.01 par value	SKT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2021, the Board of Directors (the “Board”) of Tanger Factory Outlet Centers, Inc. (the “Company”) adopted the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “Severance Plan”), pursuant to which certain of our executives, including named executive officers James F. Williams, Chad D. Perry and Lisa J. Morrison, are eligible to receive certain benefits in the event of certain qualifying terminations. In connection, on April 1, 2021, each of Mr. Williams, Mr. Perry and Ms. Morrison agreed to terminate his or her employment agreement in connection with the approval of the Severance Plan.

In the event the executive’s employment is terminated by us without Cause or by the executive for Good Reason other than on or within 12 months following a change of control (each as defined in the Severance Plan), subject to the executive’s execution and non-revocation of release, such executive will be entitled to receive (i) a severance payment equal to the product of (a) the sum of (x) 100% such participant’s annual base salary for the year in which termination occurs and (y) the average annual performance bonus for the three consecutive years immediately preceding the year in which the termination occurs, to be paid monthly over the succeeding number of months equal to such executive’s termination payment multiple (or one times (1x)) (the “Severance Payment”), and (b) such executive’s applicable termination payment multiple, (ii) a monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subsidy for up to 12 months, and (iii) full acceleration of time-based equity awards, as well as pro-rata acceleration of performance-based awards determined based on actual achievement of the applicable performance goals (the “Equity Award Acceleration”).

Notwithstanding the foregoing, if such termination occurs on or within 12 months following a change of control, the executive will instead receive severance of (i) the product of a multiple of two times (2x) and the Severance Payment, (ii) a monthly COBRA subsidy for up to 24 months, and (iii) full acceleration of time-based equity awards and, to the extent any performance-based awards are assumed, substituted or replaced in connection with such change of control, acceleration of such performance-based awards at the greater of (a) actual performance through the termination date and (b) target performance.

If the executive’s employment is terminated due to death or Disability (as defined in the Severance Plan), the executive or the executive’s estate will receive (i) a lump sum payment equal to half (0.5x) of the executive’s annual base salary, payable in a lump sum, (ii) a pro-rata portion of the annual bonus earned for the year in which termination occurs, payable at the time in which annual bonuses are paid generally to other executives of the Company for the applicable year, and (iii) the Equity Award Acceleration.

Any severance payments or benefits under the Severance Plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will only be reduced to the extent it results in a better tax position for the executive.

As a condition to participation in the Severance Plan, executives are required to execute a participation letter agreement, pursuant to which they will be subject to non-competition and non-solicitation covenants for a period of time post-termination equal to the applicable severance multiple (e.g., 6 months, 12 months or 24 months) as well as perpetual confidentiality and non-disparagement covenants.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included with this Report:

Exhibit No.
10.1	Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan, effective March 31, 2021.

104	Cover Page Interactive File (the cover page tags are embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2021

TANGER FACTORY OUTLET CENTERS, INC.

By:    /s/ James F. Williams
    James F. Williams
    Executive Vice President, Chief Financial Officer